Exhibit 99.1

FOR IMMEDIATE RELEASE

August 3, 2022

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Megan Wright, Director of Corporate Communications, 214-721-9694, megan.wright@enlink.com

EnLink Midstream Reports Second Quarter 2022 Results and Increases 2022 Guidance

DALLAS, August 3, 2022 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the second quarter of 2022 and raised full-year 2022 guidance.

Highlights

•	Reported net income of $123.9 million, net cash provided by operating activities of $174.9 million, and adjusted EBITDA, net to EnLink, of $299.7 million for the second quarter of 2022, driven by robust producer activity and strong commodity prices.
•	Grew adjusted EBITDA 16% compared to the second quarter of 2021 and achieved the highest second quarter adjusted EBITDA result in EnLink's history.
•	Delivered $67.5 million of free cash flow after distributions (FCFAD) for the second quarter of 2022, driven by strong operating results.
•	Repurchased $52 million of common units in the second quarter of 2022 bringing the total in the first half of 2022 to $75 million.[1]
•	Exited the second quarter of 2022 with leverage at 3.5x.
•	On July 1, 2022, EnLink acquired the North Texas gathering and processing assets of Crestwood Equity Partners LP. The $275 million purchase price represents attractive economics of approximately 4x 2023 EBITDA and a high teens unlevered return, driven by operational synergies and planned redeployment of approximately $50 million of assets, with future additional asset redeployment opportunities available.
•	Taking into account the robust second quarter results, closing of the North Texas acquisition and the supportive commodity price environment, EnLink is raising its full-year 2022 guidance. EnLink now expects to report full-year 2022 net income of $390 million to $430 million and adjusted EBITDA of $1.25 billion to $1.29 billion. The midpoint of the adjusted EBITDA guidance range represents an increase of 10% over the initial 2022 guidance midpoint and implies 21% growth over full-year 2021.
•	Based on current producer activity and plans, EnLink expects a significant increase in volumes in 2023. As a result of producer plans, EnLink expects to spend $300 million to $330 million on growth capital projects in 2022. These projects leverage existing infrastructure and have high expected returns and quick paybacks. EnLink also expects to make $65 million to $75 million in investment contributions to the Matterhorn Express Pipeline joint venture, which is also an attractive fee-based project.
•	Even with increased investment levels, EnLink expects to generate $285 million to $315 million in FCFAD. At the midpoint, this result would represent the third consecutive year of FCFAD of at least $300 million.
•	As a result of the improved financial position and outlook, EnLink plans to continue to increase the return of capital to common unitholders from FCFAD in 2022 to $150 million to $200 million.

1 Includes $24 million of common units repurchased from GIP pursuant to the previously disclosed Unit Repurchase Agreement dated February 15, 2022 and which settled on August 2, 2022.

"I’m pleased to report that EnLink achieved the highest second quarter adjusted EBITDA result in the company's history and overall excellent financial results, driven by robust producer activity and favorable commodity prices. With the strong first half results, continued positive market fundamentals, and the small contribution from our recent North Texas acquisition, we have raised 2022 adjusted EBITDA guidance range midpoint to $1.27 billion, representing an increase of 10% over the initial 2022 guidance midpoint and 21% growth over 2021 adjusted EBITDA,” EnLink Chief Executive Officer Jesse Arenivas said. “In my short time at EnLink, I have witnessed the team’s commitment to operational excellence and financial discipline, both of which have put us in a position to invest in excellent growth projects, while increasing the return of capital to common unitholders.

"I am also very excited about the progress our team is making to utilize our extensive, in-ground pipeline network to become the CO2 transportation provider of choice in Louisiana's industrial Mississippi River corridor.”

Adjusted EBITDA, free cash flow after distributions, and segment cash flow used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Second Quarter 2022 Financial Results and Highlights

$MM, unless noted	Second Quarter 2022	First Quarter 2022	Second Quarter 2021
Net Income (1)	124	66	9
Adjusted EBITDA, net to EnLink	300	304	258
Net Cash Provided by Operating Activities	175	308	176
Capex, net to EnLink, Plant Relocation Costs, & Investment Contributions	99	66	58
Free Cash Flow After Distributions	68	105	72
Debt to Adjusted EBITDA, net to EnLink (2)	3.5x	3.8x	4.1x
Common Units Outstanding (3)	478,933,388	483,011,794	488,622,133

(1) Net income is before non-controlling interest.

(2) Calculated according to amended credit facility leverage covenant, which as of June 30, 2022, may include up to $50 million of cash on the balance sheet.

(3) Outstanding common units as of July 28, 2022, April 28, 2022, and July 29, 2021, respectively.

2022 Financial Guidance Update

$MM, unless noted	Initial 2022 Guidance	Updated August 2022 Guidance
Net Income (1)	230 - 310	390 - 430
Adjusted EBITDA, net to EnLink	1,110 - 1,190	1,250 - 1,290
Capital Expenditures, net to EnLink, & Plant Relocation Costs	285 - 325	405 - 455
Growth Capital Expenditures, net to EnLink, & Plant Relocation Costs	230 - 260	300 - 330
Maintenance Capital Expenditures, net to EnLink	55 - 65	40 - 50
Investment Contributions	–	65 - 75
Free Cash Flow After Distributions	285 - 345	285 - 315
Annualized 1Q22 Declared Distribution per Common Unit	$0.45/unit	$0.45/unit

(1) Net income is before non-controlling interest.

Second Quarter 2022 Segment Updates

Permian Basin:

•	Segment profit for the second quarter of 2022 was $112.1 million. Segment profit included $9.4 million of operating expenses related to plant relocation and $12.5 million of unrealized derivative gains. Excluding plant relocation operating expenses and unrealized derivative activity, segment profit in the second quarter of 2022 grew approximately 24% sequentially and 76% over the prior year quarter.
•	Segment cash flow totaled $77.4 million for the second quarter of 2022, marking the eighth consecutive quarter of positive segment cash flow.
•	Average natural gas gathering volumes for the second quarter of 2022 were approximately 11% higher compared to the first quarter of 2022 and approximately 46% higher compared to the second quarter of 2021. Average natural gas processing volumes for the second quarter of 2022 increased approximately 14% compared to the prior quarter and 49% compared to the second quarter of 2021. EnLink continues to benefit from strong producer drilling activity and the start of operations of the War Horse and Tiger plants in the fourth quarter of 2021.
•	Average crude gathering volumes for the second quarter of 2022 were approximately 16% higher compared to the first quarter of 2022 and 44% higher compared to the second quarter of 2021. Increased drilling activity drove the increase sequentially and year-over-year.
•	EnLink continues to meet growing customer needs through a capital efficient approach. Project Phantom remains on schedule to come on line in the fourth quarter of 2022. Unlike a new-build project, the project involves low sourcing and inflation risks.

Louisiana:

•	Segment profit for the second quarter of 2022 was $89.0 million, including unrealized derivative gains of $11.8 million. Excluding unrealized derivative activity, segment profit in the second quarter of 2022 decreased approximately $18.9 million sequentially, mainly driven by normal seasonal activity in the natural gas liquids (NGLs) segment, and was relatively flat compared to the prior year period.
•	Segment cash flow for the second quarter of 2022 was $82.7 million, and Louisiana is expected to continue generating strong segment cash flow for the remainder of 2022.
•	Average natural gas transportation volumes for the second quarter of 2022 were approximately 8% higher compared to the first quarter of 2022 and approximately 26% higher compared to the second quarter of 2021.
•	NGL fractionation volumes for the second quarter of 2022 were approximately 2% lower compared to the first quarter of 2022 and approximately 2% higher compared to the second quarter of 2021.
•	Average crude volumes handled in EnLink's Ohio River Valley operations for the second quarter of 2022 were higher by approximately 16% compared to the second quarter of 2021 due to higher levels of activity in the region.

Oklahoma:

•	Segment profit for the second quarter of 2022 was $98.6 million. Segment profit included $1.7 million of operating expenses related to plant relocation expenses and unrealized derivative gains of $8.2 million. Excluding plant relocation expenses and unrealized derivative activity, segment profit in the second quarter decreased approximately 3% sequentially and grew 1% over the prior year period.
•	Segment cash flow for the second quarter of 2022 was $87.1 million.
•	Average natural gas gathering volumes for the second quarter of 2022 were approximately 2% higher compared to the first quarter of 2022, and flat when compared to second quarter of 2021.
•	Average natural gas processing volumes for the second quarter of 2022 increased by approximately 2% when compared to the first quarter of 2022 and were 1% higher when compared to second quarter of 2021.
•	Average crude gathering volumes during the second quarter of 2022 were approximately 10% lower compared to the first quarter of 2022.
•	The Devon Energy Corp. and Dow Inc. joint venture's development plan continues to progress as expected, operating four rigs during the second quarter of 2022.
•	Producer activity continues to support robust cash flow generation in full-year 2022. Based on producer plans, EnLink anticipates that Oklahoma has reached a point of inflection with meaningful volume growth expected in 2023.

North Texas:

•	Segment profit for the second quarter of 2022 was $66.9 million, including unrealized derivative gains of $2.8 million. Excluding unrealized derivative activity segment profit in the second quarter grew approximately 8% sequentially and 8% over the prior year period.
•	Segment cash flow for the second quarter of 2022 was $58.8 million.
•	Average natural gas gathering and transportation volumes for the second quarter of 2022 were approximately 5% higher compared to the first quarter of 2022 and 4% higher than the second quarter of 2021.
•	Average natural gas processing volumes for the second quarter of 2022 were 8% higher when compared to the first quarter of 2022 and 5% higher compared to the second quarter of 2021.
•	EnLink's largest customer in North Texas, BKV, continues their refrac program that commenced last year. Earlier this year, BKV commenced a drilling program with the first new wells scheduled to come online in the third quarter.

Second Quarter 2022 Earnings Call Details

EnLink will hold a conference call to discuss second quarter 2022 results on August 4, 2022, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to https://dpregister.com/sreg/10167837/f3259c04c7 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, NGL capabilities, and carbon capture, transportation, and sequestration. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, free cash flow after distributions (FCFAD), and segment cash flow.

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; non-cash expense related to changes in the fair value of contingent consideration; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (costs associated with the relocation of processing facilities); non-cash interest (income)/expense; (contributions to investment in unconsolidated affiliates); (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

We define segment cash flow as segment profit less growth and maintenance capital expenditures, which are gross to EnLink prior to giving effect to the contributions by other entities related to the non-controlling interest share of our consolidated entities.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA and free cash flow after distributions are both used as metrics in our short-term incentive program for compensating employees.

Adjusted EBITDA, free cash flow after distributions, and segment cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2021, and, when available, “Item 1. Financial Statements - Note 13—Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP Natural Resources XI, L.P. ("NGP") in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, future results or growth of our CCS business; future cost savings or operational, environmental and climate change initiatives, profitability, financial or leverage metrics, the impact of weather-related events such as Winter Storm Uri on us and our financial results and operations, the impact of any customer billing disputes and litigation arising out of Winter Storm Uri, future expectations regarding sustainability initiatives, our future capital structure and credit ratings, the impact of the COVID-19 pandemic or variants thereof on us and our financial results and operations, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the impact of the ongoing coronavirus (COVID-19) pandemic, including the impact of the emergence of any new variants of the virus on our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to compete with us or favor GIP’s own interests to the detriment of our other unitholders, (c) adverse developments in the midstream business that may reduce our ability to make distributions, (d) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (e) decreases in the volumes that we gather, process, fractionate, or transport, (i) our ability or our customers’ ability to receive or renew required government or third party permits and other approvals, (j) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (k) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (l) changes in the availability and cost of capital, including as a result of a change in our credit rating, (m) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (n) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (o) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (p) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (q) our dependence on significant customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (r) construction risks in our major development projects, (s) challenges we may face in connection with our strategy to enter into new lines of business related to the energy transition, (t) impairments to goodwill, long-lived assets and equity method investments, and (u) the effects of existing and future laws and governmental regulations, and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total revenues	$2,600.6	$1,406.7	$4,828.3	$2,655.1

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)	2,105.1	1,055.1	3,899.6	1,989.8
Operating expenses	128.9	96.8	249.8	153.1
Depreciation and amortization	159.0	151.9	311.9	302.9
(Gain) loss on disposition of assets	(0.4)	(0.3)	4.7	(0.3)
General and administrative	28.4	26.1	57.4	52.1
Total operating costs and expenses	2,421.0	1,329.6	4,523.4	2,497.6
Operating income	179.6	77.1	304.9	157.5
Other income (expense):
Interest expense, net of interest income	(55.5)	(60.0)	(110.6)	(120.0)
Loss on extinguishment of debt	(0.5)	—	(0.5)	—
Loss from unconsolidated affiliate investments	(1.2)	(1.3)	(2.3)	(7.6)
Other income	0.2	0.2	0.3	0.1
Total other expense	(57.0)	(61.1)	(113.1)	(127.5)
Income before non-controlling interest and income taxes	122.6	16.0	191.8	30.0
Income tax benefit (expense)	1.3	(6.6)	(1.9)	(8.0)
Net income	123.9	9.4	189.9	22.0
Net income attributable to non-controlling interest	38.6	31.0	69.4	56.3
Net income (loss) attributable to ENLC	$85.3	$(21.6)	$120.5	$(34.3)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$0.18	$(0.04)	$0.25	$(0.07)
Diluted common unit	$0.17	$(0.04)	$0.25	$(0.07)

Weighted average common units outstanding (basic)	482.0	490.0	483.0	490.0
Weighted average common units outstanding (diluted)	489.0	490.0	489.7	490.0

(1)	Includes related party cost of sales of $9.1 million and $3.6 million for the three months ended June 30, 2022 and 2021, respectively, and $19.7 million and $6.8 million for the six months ended June 30, 2022 and 2021, respectively.

EnLink Midstream, LLC

Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$123.9	$9.4	$189.9	$22.0
Interest expense, net of interest income	55.5	60.0	110.6	120.0
Depreciation and amortization	159.0	151.9	311.9	302.9
Loss from unconsolidated affiliate investments	1.2	1.3	2.3	7.6
Distributions from unconsolidated affiliate investments	0.2	0.1	0.4	3.7
(Gain) loss on disposition of assets	(0.4)	(0.3)	4.7	(0.3)
Loss on extinguishment of debt	0.5	—	0.5	—
Unit-based compensation	5.7	6.4	12.3	12.9
Income tax expense (benefit)	(1.3)	6.6	1.9	8.0
Unrealized (gain) loss on commodity swaps	(35.3)	23.8	(20.2)	31.7
Costs associated with the relocation of processing facilities (1)	11.1	10.2	22.4	17.8
Other (2)	0.4	0.4	0.7	—
Adjusted EBITDA before non-controlling interest	320.5	269.8	637.4	526.3
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(20.8)	(12.3)	(33.4)	(19.4)
Adjusted EBITDA, net to ENLC	$299.7	$257.5	$604.0	$506.9

(1)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant in the Oklahoma segment to the Permian segment. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and we expect to complete the relocation of equipment and facilities from the Thunderbird processing plant in the fourth quarter of 2022.
(2)	Includes transaction costs, non-cash expense related to changes in the fair value of contingent consideration, accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP")’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended June 30,	Six Months Ended June 30,
2022	2021	2022	2021
Net cash provided by operating activities	$174.9	$176.4	$482.6	$402.2
Interest expense (1)	54.2	55.6	107.9	111.5
Utility credits (redeemed) earned (2)	(6.0)	3.4	(11.6)	43.8
Payments to terminate interest rate swaps (3)	—	1.3	—	1.3
Accruals for settled commodity swap transactions	0.6	(2.6)	(1.6)	(2.5)
Distributions from unconsolidated affiliate investment in excess of earnings	0.2	0.1	0.4	3.7
Costs associated with the relocation of processing facilities (4)	11.1	10.2	22.4	17.8
Other (5)	1.7	1.4	3.4	2.6
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	137.2	91.7	309.9	109.2
Accounts payable, accrued product purchases, and other accrued liabilities	(53.4)	(67.7)	(276.0)	(163.3)
Adjusted EBITDA before non-controlling interest	320.5	269.8	637.4	526.3
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(20.8)	(12.3)	(33.4)	(19.4)
Adjusted EBITDA, net to ENLC	299.7	257.5	604.0	506.9
Growth capital expenditures, net to ENLC (7)	(49.9)	(40.0)	(90.4)	(55.9)
Maintenance capital expenditures, net to ENLC (7)	(11.1)	(7.5)	(25.0)	(12.2)
Interest expense, net of interest income	(55.5)	(60.0)	(110.6)	(120.0)
Distributions declared on common units	(54.6)	(46.7)	(110.1)	(93.4)
ENLK preferred unit accrued cash distributions (8)	(23.3)	(23.0)	(46.8)	(46.0)
Costs associated with the relocation of processing facilities (4)	(11.1)	(10.2)	(22.4)	(17.8)
Contribution to investment in unconsolidated affiliates	(26.6)	—	(26.6)	—
Payments to terminate interest rate swaps (3)	—	(1.3)	—	(1.3)
Non-cash interest expense	—	2.4	—	4.6
Other (9)	(0.1)	0.3	0.3	0.8
Free cash flow after distributions	$67.5	$71.5	$172.4	$165.7

Actual declared distribution to common unitholders	$54.6	$46.7	$110.1	$93.4
Distribution coverage	3.33	x	3.61	x	3.58	x	3.56	x
Distributions declared per ENLC unit	$0.11250	$0.09375	$0.22500	$0.18750

____________________________

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity. These utility credits are recorded as “Other current assets” or “Other assets, net” on our consolidated balance sheets depending on the timing of their expected usage, and amortized as we incur utility expenses.
(3)	Represents cash paid for the early termination of $100.0 million of our interest rate swaps due to the partial repayment of the Term Loan in May 2021.
(4)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant in the Oklahoma segment to the Permian segment. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and we expect to complete the relocation of equipment and facilities from the Thunderbird processing plant in the fourth quarter of 2022.
(5)	Includes transaction costs, current income tax expense, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(7)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(8)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(9)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC

Reconciliation of Segment Profit to Segment Cash Flow

(All amounts in millions)

(Unaudited)

	Permian	Louisiana	Oklahoma	North Texas
Three Months Ended June 30, 2022
Segment profit	$112.1	$89.0	$98.6	$66.9
Capital expenditures	(34.7)	(6.3)	(11.5)	(8.1)
Segment cash flow	$77.4	$82.7	$87.1	$58.8

Three Months Ended June 30, 2021
Segment profit	$44.0	$67.3	$85.6	$57.9
Capital expenditures	(39.5)	(2.2)	(4.9)	(1.9)
Segment cash flow	$4.5	$65.1	$80.7	$56.0

Six Months Ended June 30, 2022
Segment profit	$185.1	$179.5	$184.4	$129.9
Capital expenditures	(68.9)	(12.0)	(26.9)	(11.2)
Segment cash flow	$116.2	$167.5	$157.5	$118.7

Six Months Ended June 30, 2021
Segment profit	$86.8	$149.5	$141.1	$134.8
Capital expenditures	(52.8)	(5.0)	(6.8)	(4.3)
Segment cash flow	$34.0	$144.5	$134.3	$130.5

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,494,400	1,025,900	1,421,200	976,000
Processing (MMBtu/d)	1,432,200	958,400	1,344,700	917,500
Crude Oil Handling (Bbls/d)	175,000	121,900	162,900	115,100
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,696,500	2,139,300	2,597,700	2,145,300
Crude Oil Handling (Bbls/d)	17,700	15,200	16,800	15,100
NGL Fractionation (Gals/d)	7,896,900	7,729,300	7,965,000	7,419,500
Brine Disposal (Bbls/d)	3,200	2,900	3,100	2,200
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,016,100	1,016,200	1,008,100	977,000
Processing (MMBtu/d)	1,047,600	1,040,000	1,038,600	997,900
Crude Oil Handling (Bbls/d)	21,400	23,800	22,600	20,700
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,429,900	1,377,400	1,397,100	1,367,200
Processing (MMBtu/d)	661,900	627,600	638,300	626,100

EnLink Midstream, LLC

Updated 2022 Guidance Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2022 Updated Outlook (1) as of August 3, 2022
Midpoint
Net income of EnLink (2)	$410
Interest expense, net of interest income	217
Depreciation and amortization	604
Income from unconsolidated affiliate investments	(2)
Distributions from unconsolidated affiliate investments	1
Unit-based compensation	21
Income taxes	54
Plant relocation costs (3)	45
Other (4)	(5)
Adjusted EBITDA before non-controlling interest	1,345
Non-controlling interest share of adjusted EBITDA (5)	(75)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,270
Interest expense, net of interest income	(217)
Maintenance capital expenditures, net to ENLK (6)	(45)
Preferred unit accrued cash distributions (7)	(91)
Other (8)	(12)
Distributable cash flow	905
Common distributions declared	(220)
Growth capital expenditures, net to EnLink and plant relocation costs (3)(6)	(315)
Unconsolidated affiliate investment contributions	(70)
Free cash flow after distributions	$300

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2022. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV.
(3)	Includes operating expenses that are not part of our ongoing operations incurred related to the relocation of equipment and facilities from the Thunderbird processing plant in the Oklahoma segment to the Permian segment.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon's 50% share of adjusted EBITDA from the Ascension JV.
(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.
(8)	Includes non-cash interest (income)/expense and current income tax (income)/expense.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the Company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable, and other current assets and liabilities. These items are uncertain and depend on various factors outside the Company’s control.

EnLink Midstream, LLC

Previously Issued 2022 Guidance Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2022 Outlook (1) as of February 15, 2022
Midpoint
Net income of EnLink (2)	$270
Interest expense, net of interest income	216
Depreciation and amortization	604
Income from unconsolidated affiliate investments	(2)
Distributions from unconsolidated affiliate investments	1
Unit-based compensation	21
Income taxes	54
Plant relocation costs (3)	45
Other (4)	(2)
Adjusted EBITDA before non-controlling interest	1,207
Non-controlling interest share of adjusted EBITDA (5)	(57)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,150
Interest expense, net of interest income	(217)
Maintenance capital expenditures, net to ENLK (6)	(60)
Preferred unit accrued cash distributions (7)	(95)
Distributable cash flow	778
Common distributions declared	(218)
Growth capital expenditures, net to EnLink and plant relocation costs (3)(6)	(245)
Free cash flow after distributions	$315

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2022. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, and proceeds from the sale of equipment. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV.
(3)	Includes operating expenses that are not part of our ongoing operations incurred related to the relocation of equipment and facilities from the Thunderbird processing plant in the Oklahoma segment to the Permian segment.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon's 50% share of adjusted EBITDA from the Ascension JV.
(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.
(8)	Includes non-cash interest (income)/expense and current income tax (income)/expense.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the Company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable, and other current assets and liabilities. These items are uncertain and depend on various factors outside the Company’s control.